Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

La Rosa Holdings Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	100,000,000	$4.86	$486,000,000.00	0.0001531	$74,406.60

Total Offering Amounts:							$486,000,000.00		74,406.60
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$74,406.60

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $5.17 and low $4.55 sale prices of our common stock on August 4, 2025, as reported on The Nasdaq Capital Market.

Includes up to 100,000,000 shares of Common Stock that the Registrant may elect, in its sole discretion, to issue and sell to SZOP Opportunities I, LLC (“SZOP”) pursuant to an Equity Purchase Facility Agreement, dated as of August 4, 2025, by and between the Registrant and SZOP (the “Facility”), subject to the satisfaction of the conditions and limitations of the Facility.